Exhibit 99.1

IRIDEX Corporation

2009 Employee Incentive Program Summary

Objective:

To provide cash incentive payouts to all eligible employees based upon Company and individual performance.

Eligibility:

Executive officers and employees who are employed by the Company and in good standing when the payout is paid are eligible.

Commissioned sales personnel are not eligible to receive an incentive payout.

Creation of Incentive Payout Pool:

The plan is a profit sharing/bonus plan which is triggered when the Company achieves a minimum threshold in annual Operating Income as determined by the Board of Directors (the “Targeted Operating Income”), after accounting for the cost of the Incentive Payout Pool. When the Company’s annual Operating Income, after accounting for the cost of the incentive payout pool, is equal to or greater than the Targeted Operating Income, ten percent (10%) of Operating Income before accounting for the cost of Incentive Payout Pool will be allocated to create an Incentive Payout Pool for incentive payouts. If the annual Operating Income after accounting for the cost of the incentive payout under the above calculation is less than the Targeted Operating Income, the percentage allocated to the incentive payout pool is reduced appropriately to result in annual Operating Income after accounting for the cost of the incentive payout pool to be equal to the Targeted Operating Income.

Operating Income is defined as Gross Profits less Operating Expenses and therefore does not include other income or expenses or taxes.

Calculation of Individual Payout:

Profit Sharing/Bonus (PSB) payouts are calculated by formula for each employee and are based upon five factors: (1) Operating Income achieved, (2) salary, (3) grade level, (4) their individual performance during the year and (5) the number of months of service during the year. The Compensation Committee will approve the distributions.

Distributions from Incentive Payout Pool:

Incentive Payouts will be paid following the end of the fiscal year through PSB payouts by March 15 of the following year.